                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

               -----------------------------------------------------

                                    SCHEDULE 13G

                                   (RULE 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2(b)

                                 (Amendment No. 2)(1)

                                PHOTON DYNAMICS, INC.
--------------------------------------------------------------------------------
                                  (Name of Issuer)

                                    COMMON STOCK
--------------------------------------------------------------------------------
                           (Title of Class of Securities)

                                      7193641
--------------------------------------------------------------------------------
                                   (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
            (Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                             / / Rule 13d-1(b)

                             / / Rule 13d-(c)

                             /X/ Rule 13d-1(d)

------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO. 7193641               13G                      Page 2 of 17 Pages
-------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          KLEINER PERKINS CAUFIELD & BYERS IV, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB IV")
          94-3001663
-------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/
-------------------------------------------------------------------------------
 3      SEC USE ONLY
-------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

           CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                                  -0-
     NUMBER OF
      SHARES    ---------------------------------------------------------------
   BENEFICIALLY   6       SHARED VOTING POWER                            365,957
  OWNED BY EACH ---------------------------------------------------------------
    REPORTING     7       SOLE DISPOSITIVE POWER                             -0-
   PERSON WITH  ---------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER                       365,957

-------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING            365,957
        PERSON
-------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               /  /
        CERTAIN SHARES*
-------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     4.9%
-------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                             PN
-------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 7193641               13G                      Page 3 of 17 Pages
-------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          KPCB IV ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
          94-3001662
-------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /  (b) /X/
--------------------------------------------------------------------------------
 3      SEC USE ONLY
-------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                                  -0-
                ---------------------------------------------------------------
                  6       SHARED VOTING POWER
    NUMBER OF             365,957 SHARES DIRECTLY OWNED BY
     SHARES               KPCB IV. KPCB IV ASSOCIATES IS THE
   BENEFICIALLY           GENERAL PARTNER OF KPCB IV.
    OWNED BY     ---------------------------------------------------------------
     EACH        7        SOLE DISPOSITIVE POWER                            -0-
   REPORTING    ----------------------------------------------------------------
  PERSON WITH    8        SHARED DISPOSITIVE POWER
                          365,957 SHARES DIRECTLY OWNED BY
                          KPCB IV. KPCB IV ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB IV.
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING            365,957
        PERSON
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               /  /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     4.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                             PN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 7193641               13G                      Page 4 of 17 Pages
--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          THOMAS J. PERKINS
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /  (b) /X/
--------------------------------------------------------------------------------
 3      SEC USE ONLY
--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                                4,655
                ----------------------------------------------------------------
                  6       SHARED VOTING POWER
                          365,957 SHARES DIRECTLY OWNED BY
                          KPCB IV. KPCB IV ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB IV. MR. PERKINS
                          IS A GENERAL PARTNER OF KPCB IV ASSOCIATES.
   NUMBER OF              MR. PERKINS DISCLAIMS BENEFICIAL OWNERSHIP
     SHARES               OF SHARES HELD DIRECTLY BY KPCB IV.
  BENEFICIALLY  ----------------------------------------------------------------
 OWNED BY EACH    7       SOLE DISPOSITIVE POWER                           4,655
  REPORTING     ----------------------------------------------------------------
 PERSON WITH      8       SHARED DISPOSITIVE POWER
                          365,957 SHARES DIRECTLY OWNED BY
                          KPCB IV. KPCB IV ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB IV. MR. PERKINS
                          IS A GENERAL PARTNER OF KPCB IV ASSOCIATES.
                          MR. PERKINS DISCLAIMS BENEFICIAL OWNERSHIP
                          OF SHARES HELD DIRECTLY BY KPCB IV.
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING            370,612
        PERSON
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               /  /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     5.0%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                             IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 7193641               13G                      Page 5 of 17 Pages
--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           FRANK J. CAUFIELD
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /  (b) /X/
--------------------------------------------------------------------------------
 3      SEC USE ONLY
--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                               11,735
                ----------------------------------------------------------------
                  6       SHARED VOTING POWER
                          365,957 SHARES DIRECTLY OWNED BY
                          KPCB IV. KPCB IV ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB IV. MR. CAUFIELD
                          IS A GENERAL PARTNER OF KPCB IV ASSOCIATES.
   NUMBER OF              MR. CAUFIELD DISCLAIMS BENEFICIAL OWNERSHIP
     SHARES               OF SHARES HELD DIRECTLY BY KPCB IV.
  BENEFICIALLY  ----------------------------------------------------------------
 OWNED BY EACH    7       SOLE DISPOSITIVE POWER                          11,735
  REPORTING     ----------------------------------------------------------------
 PERSON WITH      8       SHARED DISPOSITIVE POWER
                          365,957 SHARES DIRECTLY OWNED BY
                          KPCB IV. KPCB IV ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB IV. MR. CAUFIELD
                          IS A GENERAL PARTNER OF KPCB IV ASSOCIATES.
                          MR. CAUFIELD DISCLAIMS BENEFICIAL OWNERSHIP
                          OF SHARES HELD DIRECTLY BY KPCB IV.
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING            377,692
        PERSON
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               /  /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     5.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                             IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 7193641               13G                      Page 6 of 17 Pages
--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           BROOK H. BYERS
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /  (b) /X/
--------------------------------------------------------------------------------
 3      SEC USE ONLY
--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                                  -0-
                ----------------------------------------------------------------
                  6       SHARED VOTING POWER
                          365,957 SHARES DIRECTLY OWNED BY
                          KPCB IV. KPCB IV ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB IV. MR. BYERS
                          IS A GENERAL PARTNER OF KPCB IV ASSOCIATES.
   NUMBER OF              MR. BYERS DISCLAIMS BENEFICIAL OWNERSHIP
     SHARES               OF SHARES HELD DIRECTLY BY KPCB IV.
  BENEFICIALLY  ----------------------------------------------------------------
 OWNED BY EACH    7       SOLE DISPOSITIVE POWER                             -0-
  REPORTING     ----------------------------------------------------------------
 PERSON WITH      8       SHARED DISPOSITIVE POWER
                          365,957 SHARES DIRECTLY OWNED BY
                          KPCB IV. KPCB IV ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB IV. MR. BYERS
                          IS A GENERAL PARTNER OF KPCB IV ASSOCIATES.
                          MR. BYERS DISCLAIMS BENEFICIAL OWNERSHIP
                          OF SHARES HELD DIRECTLY BY KPCB IV.
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING            365,957
        PERSON
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               /  /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     4.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                             IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 7193641               13G                      Page 7 of 17 Pages
--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           L. JOHN DOERR
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /  (b) /X/
--------------------------------------------------------------------------------
 3      SEC USE ONLY
--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                               11,577
                ----------------------------------------------------------------
                  6       SHARED VOTING POWER
                          365,957 SHARES DIRECTLY OWNED BY
                          KPCB IV. KPCB IV ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB IV. MR. DOERR
                          IS A GENERAL PARTNER OF KPCB IV ASSOCIATES.
   NUMBER OF              MR. DOERR DISCLAIMS BENEFICIAL OWNERSHIP
     SHARES               OF SHARES HELD DIRECTLY BY KPCB IV.
  BENEFICIALLY  ----------------------------------------------------------------
 OWNED BY EACH    7       SOLE DISPOSITIVE POWER                          11,577
  REPORTING     ----------------------------------------------------------------
 PERSON WITH      8       SHARED DISPOSITIVE POWER
                          365,957 SHARES DIRECTLY OWNED BY
                          KPCB IV. KPCB IV ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB IV. MR. DOERR
                          IS A GENERAL PARTNER OF KPCB IV ASSOCIATES.
                          MR. DOERR  DISCLAIMS BENEFICIAL OWNERSHIP
                          OF SHARES HELD DIRECTLY BY KPCB IV.
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING            377,534
        PERSON
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               /  /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     5.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                             IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 7193641               13G                      Page 8 of 17 Pages
--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           E. FLOYD KVAMME
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /  (b) /X/
--------------------------------------------------------------------------------
 3      SEC USE ONLY
--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                               25,970
                          (INCLUDING OPTIONS EXERCISABLE WITHIN
                          60 DAYS FOR 2,500 SHARES)
                ----------------------------------------------------------------
                  6       SHARED VOTING POWER
                          365,957 SHARES DIRECTLY OWNED BY
                          KPCB IV. KPCB IV ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB IV. MR. KVAMME
                          IS A GENERAL PARTNER OF KPCB IV ASSOCIATES.
   NUMBER OF              MR. KVAMME DISCLAIMS BENEFICIAL OWNERSHIP
     SHARES               OF SHARES HELD DIRECTLY BY KPCB IV.
  BENEFICIALLY  ----------------------------------------------------------------
 OWNED BY EACH    7       SOLE DISPOSITIVE POWER                          25,970
  REPORTING               (INCLUDING OPTIONS EXERCISABLE WITHIN
 PERSON WITH              60 DAYS FOR 2,500 SHARES)
                ----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER
                          365,957 SHARES DIRECTLY OWNED BY
                          KPCB IV. KPCB IV ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB IV. MR. KVAMME
                          IS A GENERAL PARTNER OF KPCB IV ASSOCIATES.
                          MR. KVAMME DISCLAIMS BENEFICIAL OWNERSHIP
                          OF SHARES HELD DIRECTLY BY KPCB IV.
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING            391,927
        PERSON
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               /  /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     5.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                             IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 7193641               13G                      Page 9 of 17 Pages
--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           REGIS MCKENNA
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /  (b) /X/
--------------------------------------------------------------------------------
 3      SEC USE ONLY
--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                               11,636
                ----------------------------------------------------------------
                  6       SHARED VOTING POWER
                          366,055 SHARES OF WHICH 365,957 SHARES DIRECTLY OWNED
                          BY KPCB IV AND 98 SHARES HELD BY THE RP AND DT
                          MCKENNA TRUST. KPCB IV ASSOCIATES IS THE GENERAL
                          PARTNER OF KPCB IV. MR. MCKENNA IS A GENERAL PARTNER
                          OF KPCB IV ASSOCIATES. MR. MCKENNA DISCLAIMS
   NUMBER OF              BENEFICIAL OWNERSHIPOF SHARES HELD DIRECTLY
     SHARES               BY KPCB IV AND THE TRUST.
  BENEFICIALLY  ----------------------------------------------------------------
 OWNED BY EACH    7       SOLE DISPOSITIVE POWER                          11,636
  REPORTING     ----------------------------------------------------------------
 PERSON WITH      8       SHARED DISPOSITIVE POWER
                          366,055 SHARES OF WHICH 365,957 SHARES DIRECTLY OWNED
                          BY KPCB IV AND 98 SHARES HELD BY THE RP AND DT
                          MCKENNA TRUST. KPCB IV ASSOCIATES IS THE GENERAL
                          PARTNER OF KPCB IV. MR. MCKENNA IS A GENERAL PARTNER
                          OF KPCB IV ASSOCIATES. MR. MCKENNA DISCLAIMS
                          BENEFICIAL OWNERSHIPF SHARES HELD DIRECTLY BY
                          KPCB IV AND THE TRUST.
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING            377,691
        PERSON
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               /  /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     5.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                             IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 7193641               13G                      Page 10 of 17 Pages
--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           VINOD KHOSLA
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /  (b) /X/
--------------------------------------------------------------------------------
 3      SEC USE ONLY
--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------
                  5       SOLE VOTING POWER                                  -0-
                ----------------------------------------------------------------
                  6       SHARED VOTING POWER
                          365,957 SHARES DIRECTLY OWNED BY
                          KPCB IV. KPCB IV ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB IV. MR. KHOSLA
                          IS A GENERAL PARTNER OF KPCB IV ASSOCIATES.
   NUMBER OF              MR. KHOSLA DISCLAIMS BENEFICIAL OWNERSHIP
     SHARES               OF SHARES HELD DIRECTLY BY KPCB IV.
  BENEFICIALLY  ----------------------------------------------------------------
 OWNED BY EACH    7       SOLE DISPOSITIVE POWER                             -0-
  REPORTING     ----------------------------------------------------------------
 PERSON WITH      8       SHARED DISPOSITIVE POWER
                          365,957 SHARES DIRECTLY OWNED BY
                          KPCB IV. KPCB IV ASSOCIATES IS THE
                          GENERAL PARTNER OF KPCB IV. MR. KHOSLA
                          IS A GENERAL PARTNER OF KPCB IV ASSOCIATES.
                          MR. KHOSLA DISCLAIMS BENEFICIAL OWNERSHIP
                          OF SHARES HELD DIRECTLY BY KPCB IV.
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING            365,957
        PERSON
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               /  /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     4.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*                                             IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                          Page 11 of 17 Pages

 Item 1(a)  Name of Issuer:

            Photon Dynamics, Inc.

 Item 1(b)  Address of Issuer's Principal Executive Offices:

            1504 McCarthy Blvd.
            Milpitas, CA 95035

 Item 2(a)  Name of Person Filing:

            This amendment is being filed by KPCB IV Associates, L.P., a California Limited Partnership ("KPCB IV Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB IV Associates, are set forth on Exhibit B hereto.

            KPCB IV Associates is the general partner to Kleiner Perkins Caufield & Byers IV, L.P., a California limited partnership ("KPCB IV").

 Item 2(b)  Address of Principal Business Offices or, if none, Residence:

            2750 Sand Hill Road, Menlo Park, California 94025.

            The names, business addresses and citizenships of all the general partners of KPCB IV Associates, are set forth on Exhibit B hereto.

 Item 2(c)  Citizenship

 Item 2(d)  Title of Class of Securities:

            Common Stock

 Item 2(e)  CUSIP Number:

            7193641

 Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

 Item 4.    Ownership.

            See rows 5-11 on cover pages hereto.

 Item 5.    Ownership of Five Percent or Less of a Class.

            This statement is being filed to report the fact that as of the date hereof Kleiner Perkins Caufield & Byers IV, L.P. and KPCB IV Associates, L.P. have ceased to be the beneficial owners of more than five percent of the Common Stock of Photon Dynamics, Inc.

 Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.  See Item 5.

                                                          Page 12 of 17 Pages

 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

 Item 8.    Identification and Classification of Members of the Group.

            Not applicable.

 Item 9.    Notice of Dissolution of Group.

            Not applicable.

 Item 10.   Certification.

            Not applicable.

                                                          Page 13 of 17 Pages

                                      SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

Dated:  February 12, 1999


                                         KPCB IV ASSOCIATES, L.P., A CALIFORNIA
                                         LIMITED PARTNERSHIP


                                         By: /s/ Brook H. Byers
                                             ----------------------------
                                             A General Partner

                                         THOMAS J. PERKINS
                                         FRANK J. CAUFIELD
                                         BROOK H. BYERS
                                         E. FLOYD KVAMME
                                         L. JOHN DOERR
                                         REGIS McKENNA
                                         VINOD KHOSLA


                                         By: /s/ Michael S. Curry
                                             ----------------------------
                                              Michael S. Curry
                                              Attorney-in-Fact


                                         KLEINER PERKINS CAUFIELD & BYERS IV,
                                         L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                         By KPCB IV Associates, L.P., a
                                         California limited partnership, its
                                         General Partner


                                         By: /s/ Brook H. Byers
                                             ----------------------------
                                              A General Partner

                                                          Page 14 of 17 Pages


                                    EXHIBIT INDEX



                                                                   Found on
                                                                 Sequentially
 Exhibit                                                        Numbered Page
---------                                                      ---------------
 Exhibit A:  Agreement of Joint Filing                                15

 Exhibit B:  List of General Partners of KPCB IV Associates           16



                                                          Page 15 of 17 Pages

                                     EXHIBIT A

                             AGREEMENT OF JOINT FILING


The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of the Common Stock of Photon Dynamics, Inc. held by Kleiner Perkins Caufield & Byers IV, L.P., a California Limited Partnership, and with respect to the general partners, such other holdings as are reported therein.

Dated:  February 12, 1999

                                         KPCB IV ASSOCIATES, L.P., A CALIFORNIA
                                         LIMITED PARTNERSHIP


                                         By: /s/ Brook H. Byers
                                             ----------------------------
                                             A General Partner

                                         THOMAS J. PERKINS
                                         FRANK J. CAUFIELD
                                         BROOK H. BYERS
                                         E. FLOYD KVAMME
                                         L. JOHN DOERR
                                         REGIS McKENNA
                                         VINOD KHOSLA


                                         By: /s/ Michael S. Curry
                                             ----------------------------
                                              Michael S. Curry
                                              Attorney-in-Fact


                                         KLEINER PERKINS CAUFIELD & BYERS IV,
                                         L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                         By KPCB IV Associates, L.P., a
                                         California limited partnership, its
                                         General Partner


                                         By: /s/ Brook H. Byers
                                             ----------------------------
                                              A General Partner

                                                          Page 16 of 17 Pages

                                     EXHIBIT B

                                GENERAL PARTNERS OF
             KPCB IV ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP

Set forth below, with respect to each general partner of KPCB IV Associates, L.P. is the following: (a) name; (b) business address and (c) citizenship.


1.   (a)  Thomas J. Perkins
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

2.   (a)  Frank J. Caufield
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

3.   (a)  Brook H. Byers
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

4.   (a)  E. Floyd Kvamme
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

5.   (a)  L. John Doerr
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

 6.  (a)  Regis McKenna
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

                                                          Page 17 of 17 Pages

7.   (a)  Vinod Khosla
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen